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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                         Speechworks International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   84764 M 101
                        ------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 7 pages


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===============================================================================


  CUSIP NO. 84764 M 101              13G
           ------------


-------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      QuestMark Partners, L.P.
      52-2142877
-------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
      SEC USE ONLY
 3

-------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware

-------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
 NUMBER OF                0

 SHARES            ------------------------------------------------------------
                               SHARED VOTING POWER
 BENEFICIALLY        6

 OWNED BY                 0
                   ------------------------------------------------------------
 EACH                     SOLE DISPOSITIVE POWER
                     7
 REPORTING                0

 PERSON            ------------------------------------------------------------
                            SHARED DISPOSITIVE POWER
 WITH                8
                          0
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0

-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

                                                                    [-]
-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0%

-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

-------------------------------------------------------------------------------


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Item 1

     (a) Name of Issuer:
         --------------
         Speechworks International, Inc.

     (b) Address of Issuer's Principal Executive Offices:
         -----------------------------------------------
         695 Atlantic Avenue
         Boston, MA 02111

Item 2

     (a) Name of Person Filing:
         ---------------------
         QuestMark Partners, L.P. is a Delaware limited partnership. The name of the general partner is QuestMark Advisers, LLC, a Maryland limited liability company. The voting members of QuestMark Advisers, LLC are Benjamin S. Schapiro, Thomas A. Hitchner, Invus Investments, LLC, QuestMark Executive Partners, LLLP, Schapiro Family 1999 Trust, Irrevocable Trust for Anna L. Hitchner and Irrevocable Trust for Cara
         R. Hitchner.

     (b) Address of Principal Business Office or, if None, Residence:
         -----------------------------------------------------------
         1 South Street, Suite 800
         Baltimore, MD 21202

     (c) Citizenship:
         -----------
         QuestMark Partners, L.P. is a Delaware limited partnership, QuestMark Advisers, LLC is a Maryland limited liability company. The members of QuestMark Advisers, LLC are all citizens of the United States.

     (d) Title of Class of Securities:
         ----------------------------
         Common Stock

     (e) CUSIP Number:
         ------------
         84764 M 101

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or
        --------------------------------------------------------
        13d-2(b) or (c), Check Whether the Person Filing is a:
        -----------------------------------------------------

     (a) [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
              Act.


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     (d) [_]  Investment company registered under Section 8 of the Investment
              Company Act.

     (e) [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4. Ownership
        ---------

     (a)  Amount beneficially owned: 0

     (b)  Percent of class: 0%

     (c)  Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote: 0

          (ii)  shared power to vote or to direct the vote: 0

          (iii) sole power to dispose or to direct the disposition of: 0

          (iv)  shared power to dispose or to direct the disposition of:  0


Item 5.  Ownership of Five Percent or Less of a Class
         --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person
         ---------------------------------------------------------------

         Not applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         ----------------------------------------------------------------------
         Security Being Reported on by the Parent Holding Company
         --------------------------------------------------------

         Not applicable.


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Item 8.  Identification and Classification of Members of the Group
         ---------------------------------------------------------

         Not applicable.

Item 9.  Notice of Dissolution of a Group
         --------------------------------

         Not applicable.

Item 10. Certification

         -------------

         Not applicable.


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                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, QuestMark Partners, L.P. certifies that the information set forth in this statement is true, complete and correct.

                                            QuestMark Partners, L.P.
                                            By:  QuestMark Advisers, LLC


                                            By:   /s/ Timothy L. Krongard
                                            Name: Timothy L. Krongard
                                            Title: Treasurer

Date:  February 28, 2002